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                                                                    EXHIBIT 11.1

                         EXTENDED SYSTEMS INCORPORATED

                      Computation of Earnings Per Share(1)
                (Amounts in thousands except per share amounts)

                                                                                       Three Months
                                                  Year Ended June 30,                Ended September
                                             ---------------------------          -------------------
                                               1995      1996         1997          1996         1997
                                             --------- -------      -------       ---------   ---------
PRIMARY
  Weighted-average shares outstanding          6,362        6,826       6,871       6,869       6,865
  Net effect of dilutive stock options           494          356         385         350         335
                                             ----------   ---------   ---------   ---------   ----------
  Total shares                                 6,856        7,182       7,256       7,219       7,200
  Net income                                 $ 1,798      $ 2,279     $ 2,676     $   632     $   641
                                             =========   ==========   ==========  ==========  ==========
  Primary earnings per share                 $      .26   $     .32   $      .37  $     .09   $      .09
                                             ==========   ==========  ==========  ==========  ==========

FULLY DILUTED
  Weighted-average shares outstanding          6,362        6,826        6,871       6,869      6,865
  Net effect of dilutive stock options           494          362          385         350        335
  Net effect of warrants                           6           --           --          --         --
                                             ----------    ----------  ----------  --------- ----------
  Total shares                                 6,862         7,188       7,256       7,219      7,200
  Net income                                   1,798         2,279       2,676         632        641
                                             ==========    ==========  =========   =========  ==========
  Fully diluted earnings per share                 .26           .32         .37         .09         .09
                                             ==========    ==========  =========   =========  ==========

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     (1)Earnings per share are computed using the weighted-average number of common and common equivalent shares outstanding. Common equivalent shares result from the assumed exercise of outstanding stock options and affect earnings per shares when they have a dilutive effect.